Gradison Division
              McDonald & Company Securities, Inc.
                 580 Walnut Street
               Cincinnati, Ohio 45202
                   (513) 579-5076

                                      February 25, l997

Gradison Custodian Trust
580 Walnut Street
Cincinnati, Ohio 45202

Dear Sir or Madam:

Reference is made to the Notice pursuant to Rule 24f-2 under the Investment Company Act of l940, as amended, to be filed with the Securities & Exchange Commission with respect to the shares of beneficial interest, without par value, sold by the Gradison Custodian Trust (the "Trust") during the period ended December 31, l996, (such shares are hereinafter referred to as the "Shares").

I wish to advise you that I have reviewed the Trust's Declaration of Trust, its By-Laws, the record of proceeding of its shareholders and trustees from the date of its organization until the present time, the applicable provisions of the laws of the State of Ohio under which the Trust was organized, and such other documents and questions of law as I deem necessary for the purpose of this opinion.

Based upon the foregoing, I am of the opinion that the Trust had authority to issue the Shares and that, assuming such Shares were issued pursuant to the terms, provisions and conditions set forth in the then current Registration Statement of the Trust, under the Securities Act of l933, as amended, (Registration No.33-14949), the Shares were validly issued, fully paid and nonassessable.

                              Respectfully submitted,
                              |S| Richard M. Wachterman

                              Richard M. Wachterman
                              General Counsel